Exhibit 99.1

First National Corporation Reports Second Quarter 2022 Financial Results

STRASBURG, Va., July 26, 2022 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.8 million, or $0.61 per basic and diluted share, for the second quarter of 2022. This compares to net income of $3.3 million, or $0.69 per basic and diluted share, for the second quarter of 2021.

Net income for the second quarter of 2022 included a provision for loan losses totaling $400 thousand, or $316 thousand, net of tax, and net income for the second quarter of 2021 included a recovery of loan losses totaling $1.0 million, or $790 thousand, net of tax, which impacted basic and diluted earnings per share by ($0.05) and $0.16, respectively, for the periods.

On a linked quarter basis, unaudited consolidated net income increased by $106 thousand, or 3%, and basic and diluted earnings per share increased to $0.61 for the second quarter of 2022, compared to $0.60 per basic and diluted share in the first quarter of 2022.

SECOND QUARTER HIGHLIGHTS

Key highlights of the second quarter of 2022 are as follows. Comparisons are to the linked quarterly period ending March 31, 2022, unless otherwise stated:

●	Loans increased $43.7 million, or 20%, annualized
●	Noninterest-bearing deposits increased $13.5 million, or 12%, annualized
●	Net interest income increased $742 thousand, or 7%, to $11.3 million
●	Return on average assets was 1.08%
●	Return on average equity was 15.04%
●	Net interest margin improved to 3.42% from 3.19%
●	Efficiency ratio improved to 62.69% from 64.36%

“We are pleased with the Company’s second quarter loan growth and profitability,” said Scott Harvard, president and chief executive officer of First National. Harvard continued, “The Company continued to benefit from its strategic expansion initiatives last year as the loan portfolio increased by 20% annualized during the quarter and noninterest income remained at higher levels than in 2021. The efficiency ratio in the low sixties reflects the team’s focus on expense management and benefited from an improving net interest margin bolstered by deposit betas better than what we model. Although loan growth was significant in the second quarter, loan demand may begin to slow as customers become concerned about an economic slowdown caused by the Federal Reserve’s efforts to combat inflation with higher interest rates. While credit metrics continue to be at historically low levels, our team remains disciplined in underwriting and managing to our long-term risk appetite.”

NET INTEREST INCOME

Second Quarter 2022 compared to First Quarter 2022

Net interest income increased $742 thousand, or 7%, to $11.3 million, comparing the second quarter of 2022 to the linked first quarter of 2022 and was positively impacted by a higher interest rate environment and a change in the Company’s earning asset composition. During the second quarter, the Federal Reserve increased the high-end of the Federal funds target range by 125 basis points from 0.50% to 1.75%, compared to the first quarter when the Federal funds rate increased by 25 basis points from 0.25% to 0.50%.. The higher interest rate environment resulted in a 13-basis point increase in the yield on securities, a 66-basis point increase in the yield on interest-bearing deposits in other banks, and a three-basis point increase in the cost of interest-bearing deposits. The impact of higher earning asset yields on net interest income was greater than the impact from the increase in the cost of interest-bearing deposits. Although the Federal funds rate increased 125 basis points during the second quarter, the Company’s total cost of funds only increased by two basis points. Additionally, the earning asset composition had a favorable impact as average loans increased from 61% to 64% of average earning assets, while average interest-bearing deposits in other banks decreased from 13% to 9% of average earning assets.

The $742 thousand increase in net interest income resulted from an $815 thousand, or 7%, increase in total interest and dividend income, which was partially offset by a $73 thousand, or 15%, increase in total interest expense. The increase in total interest and dividend income was attributable to a $467 thousand increase in interest income and fees on loans, a $181 thousand increase in interest on deposits in banks, and a $167 thousand increase in interest and dividends on securities. The increase in total interest expense resulted from higher interest expense on deposits. The net interest margin increased to 3.42%, a 23-basis point increase from 3.19% in the first quarter.

Accretion of Paycheck Protection Program (“PPP”) loan income, net of costs, and accretion of discounts on purchased loans, net of premiums, were included in interest and fees on loans. Net accretion of PPP income totaled $35 thousand in the second quarter of 2022, which was a significant decrease from $323 thousand in the first quarter of 2022. Net accretion of discounts on purchased loans totaled $351 thousand in the second quarter of 2022 compared to $367 thousand in the first quarter of 2022.

Second Quarter 2022 compared to Second Quarter 2021

Net interest income increased $3.8 million, or 51%, comparing the second quarter of 2022 to the same period of 2021, and was positively impacted by a higher interest rate environment, a significant increase in average earning assets, and a change in the Company’s earning asset composition. During the second quarter of 2022, the high-end of the Federal funds target increased from 0.50% to 1.75%, compared to a Federal funds rate that remained at 0.25% throughout the second quarter of 2021. The higher interest rate environment resulted in a 14-basis point increase in the yield on loans and a 72-basis point increase in the yield on interest-bearing deposits in other banks, while the cost of interest-bearing deposits decreased two basis points. The cost of subordinated debt decreased by 64-basis points from the redemption of $5.0 million of higher rate subordinated debt on January 1, 2022. Although the Federal funds rate increased by 150 basis points over the last twelve months, the Company’s total cost of funds decreased by seven basis points. Average earning assets increased $358.0 million, or 37%, as a result of the acquisition of The Bank of Fincastle (“Fincastle”) in the third quarter of 2021 and growth of the Bank’s deposit portfolio over the last twelve months. Additionally, the composition of earning assets contributed to the increase in total interest and dividend income as total average securities increased from 20% to 27% of average earning assets, while average interest-bearing deposits in other banks decreased from 16% to 9%. Average loans were unchanged at 64% of average earning assets when comparing the same periods.

The $3.8 million increase in net interest income resulted from a $3.8 million, or 47%, increase in total interest and dividend income, while total interest expense was unchanged. The increase in total interest and dividend income was attributable to a $2.9 million increase in interest income and fees on loans, a $214 thousand increase in interest on deposits in banks, and a $691 thousand increase in interest income and dividends on securities. There was no change in total interest expense as the increase in interest expense on deposits was offset by the decrease in interest expense on subordinated debt. The net interest margin increased to 3.42%, a 32-basis point increase from 3.10% in the same period one year ago.

Accretion of PPP income, net of costs, and accretion of discounts on purchased loans, net of premiums, were included in interest and fees on loans. Net accretion of PPP income totaled $35 thousand in the second quarter of 2022, compared to $509 thousand for the same period of 2021. Net accretion of discounts on purchased loans totaled $351 thousand in the second quarter of 2022. There were no purchased loans in the second quarter of 2021, and as a result, there was no net accretion of discounts on purchased loans during the period.

PROVISION FOR LOAN LOSSES

Second Quarter 2022 compared to First Quarter 2022

Provision of loan losses totaled $400 thousand in the second quarter of 2022 compared with no provision for loan losses in the first quarter of 2022. The provision for loan losses resulted primarily from an increase in the general reserve component of the allowance for loan losses, which was attributable to loan growth of $43.7 million, or 5%, during the second quarter. There were no specific reserves on impaired loans at June 30, 2022, or March 31, 2022. Net charge-offs totaled $26 thousand during the second quarter.

The allowance for loan losses totaled $6.2 million, or 0.70% of total loans at June 30, 2022, compared to $5.8 million, or 0.70% of total loans at March 31, 2022. The net discount on purchased loans totaled $2.9 million at June 30, 2022, and $3.3 million at March 31, 2022.

Second Quarter 2022 compared to Second Quarter 2021

The provision for loan losses totaled $400 thousand for the second quarter of 2022, compared to a $1.0 million recovery of loan losses for the same period of 2021. The provision for loan losses for the second quarter of 2022 resulted primarily from an increase in the general reserve component of the allowance for loan losses, which was attributable to loan growth during the quarter. There were no specific reserves on impaired loans at June 30, 2022, compared to $78 thousand of specific reserves at June 30, 2021. Net charge-offs totaled $26 thousand during the second quarter of 2022.

The $1.0 million recovery of loan losses for the second quarter of 2021 resulted from the resolution of a previously impaired loan and a related decrease of the specific reserve component of the allowance for loan losses during the period.

The allowance for loan losses totaled $6.2 million, or 0.70% of total loans at June 30, 2022, compared to $5.5 million, or 0.89% of total loans at June 30, 2021. The net discount on purchased loans totaled $2.9 million at June 30, 2022. There were no discounts on purchased loans at June 30, 2021.

ASSET QUALITY

Loans 30 to 89 days past due and accruing totaled $1.6 million, or 0.18% of total loans at June 30, 2022, compared to $2.1 million, or 0.25% of total loans at March 31, 2022, and $550 thousand, or 0.09% of total loans at June 30, 2021. Accruing substandard loans decreased slightly to $308 thousand at June 30, 2022, compared to $311 thousand at March 31, 2022, and $322 thousand at June 30, 2021. Nonperforming assets decreased to $2.1 million at June 30, 2022, compared to $3.9 million at March 31, 2022, and was unchanged from $2.1 million at June 30, 2021. The decrease in nonperforming assets in the second quarter of 2022 resulted primarily from a decrease in nonaccrual loans. Nonperforming assets were comprised of $442 thousand of nonaccrual loans and $1.7 million of other real estate owned. There were $1.5 million of commercial rental properties included in other real estate owned, which were acquired through the merger with Fincastle in 2021.

The Bank modified terms of certain loans for customers negatively impacted by the pandemic during the fourth quarter of 2020 and the first half of 2021. The modifications lowered borrower’s loan payments by providing interest only payments for periods ranging between 6 and 24 months. As borrowers have resumed regular principal and interest loan payments, modified loan balances decreased to $4.7 million at June 30, 2022, from $8.9 million at March 31, 2022, and $13.4 million at June 30, 2021. All remaining modified loans were to businesses in the lodging sector and were included in the Bank’s commercial real estate loan portfolio and performing under their modified terms at June 30, 2022.

NONINTEREST INCOME

Second Quarter 2022 compared to First Quarter 2022

Noninterest income increased $69 thousand, or 3%, to $2.8 million in the second quarter of 2022 compared to the prior quarter. Service charges on deposits increased $89 thousand, or 15%, ATM and check card fees increased $47 thousand, or 6%, and other operating income increased $70 thousand. The increases were partially offset by a $43 thousand, or 5%, decrease in wealth management fees, a $45 thousand, or 19%, decrease in fees for other customer services, and a $36 thousand, or 38%, decrease in brokered mortgage fees.

The increase in service charges on deposits and ATM and check card fees was attributed to an increase in customer transactions, and the increase in other operating income resulted from a recovery of a loan charged off by Fincastle prior to its merger with First Bank. The decrease in wealth management fees was attributed to lower client account values impacted by changes in the financial markets during the second quarter of 2022. Although fees for other customer services were lower than the prior period, the decrease was primarily a result of higher amounts earned in the prior period. Brokered mortgage fees decreased from both the reduction in the number of mortgage loans originated and an increase in the number of mortgage loans retained in the Bank’s loan portfolio when comparing the periods.

Second Quarter 2022 compared to Second Quarter 2021

Noninterest income increased $345 thousand, or 14%, to $2.8 million for the second quarter of 2022, compared to the same period of 2021. Service charges on deposits increased $251 thousand, or 56%, ATM and check card fees increased $115 thousand, or 17%, fees for other customer services increased $38 thousand, or 25%, and wealth management fees increased $103 thousand, or 16%. The increases were partially offset by a $99 thousand, or 63%, decrease in brokered mortgage fees, and a $76 thousand, or 34%, decrease in other operating income.

The increases in service charges on deposits, ATM and check card fees, and fees for other customer services were favorably impacted by an increase in customer transactions and additional deposit accounts that resulted from the acquisition of Fincastle. The increase in wealth management income was attributable to an increase in the number of client accounts. Brokered mortgage fees and net gains on sale of loans held for sale decreased from a reduction in the number of mortgage loans originated, as well as an increase in the number of mortgage loans retained in the Bank’s loan portfolio and not sold or brokered when comparing the periods. The decrease in other operating income was a result of income earned from an investment in a small business investment company partnership in the second quarter of 2021.

NONINTEREST EXPENSE

Second Quarter 2022 compared to First Quarter 2022

Noninterest expense increased $274 thousand, or 3%, to $8.9 million in the second quarter of 2022, compared to the prior quarter. Equipment expense increased $61 thousand, or 11%, marketing increased $72 thousand, or 48%, legal and professional fees increased $48 thousand, or 14%, ATM and check card expense increased $44 thousand, or 15%, and other operating expense increased $121 thousand, or 15%. The increases were partially offset by a $38 thousand, or 1%, decrease in salaries and employee benefits and a $27 thousand, or 5%, decrease in occupancy expense.

The increase in equipment expense resulted from enhancements to the Bank’s operating systems and increases in support costs. Marketing expense increased primarily from the timing of campaigns and promotion activities. Legal and professional fees increased as a result of a reimbursement received in the first quarter of 2022 from a customer. The increase in ATM and check card expense correlated with the increase in card revenue and customer transactions, and the increase in other operating expense was primarily a result of an increase in a reserve for potential expenses related to letters of credit acquired from Fincastle. Although there were no merger expenses in the second quarter of 2022, merger expenses totaled $20 thousand in the first quarter of 2022.

Second Quarter 2022 compared to Second Quarter 2021

Noninterest expense increased $2.3 million, or 35%, to $8.9 million for the three-month period ended June 30, 2022, compared to the same period one year ago. The increase was primarily attributable to a $1.4 million, or 38% increase in salaries and employee benefits, a $146 thousand, or 37%, increase in occupancy expense, a $187 thousand, or 43%, increase in equipment expense, an $85 thousand, or 62%, increase in marketing, a $79 thousand, or 30%, increase in ATM and check card expense, and a $280 thousand, or 42%, increase in other operating expense. These increases were partially offset by a $102 thousand decrease in legal and professional fees.

The increases were primarily attributable to the increase in the number of employees, branch offices and customers that resulted from the acquisition of Fincastle and the acquisition of the loan portfolio, branch assets and the addition of employees from the SmartBank office. The increase in marketing was also related to the timing of campaigns and promotion activities. The decrease in legal and professional fees was primarily attributable to merger related costs in the second quarter of 2021. Although there were no merger expenses in the second quarter of 2022, merger expenses totaled $277 thousand in the second quarter of 2021.

BALANCE SHEET

Total assets decreased slightly, by $3.0 million, in the second quarter and totaled $1.4 billion at June 30, 2022, compared to total assets at March 31, 2022. The asset composition changed as loans increased $43.7 million, or 5%, while interest-bearing deposits in banks decreased $25.3 million and total securities decreased $24.6 million, comparing the same periods.

Comparing the balance sheets at June 30, 2022, and June 30, 2021, total assets increased $390.1 million, or 38%, to $1.4 billion in the second quarter of 2022, compared to $1.0 billion one year ago. The asset growth resulted from the acquisition of Fincastle in the third quarter of 2021 and from deposit growth over the last twelve months. The asset composition changed as loans increased $262.7 million, or 43%, and total securities increased $109.0 million or 46%, while interest-bearing deposits in banks decreased $9.8 million, comparing the same periods. Loans, excluding PPP loans, increased $313.0 million, or 55%, over the last twelve months, while PPP loans decreased $50.3 million over the same period. PPP loans totaled $846 thousand at June 30, 2022.

Total liabilities increased slightly, by $3.3 million, in the second quarter of 2022 and totaled $1.3 billion at June 30, 2022, compared to total liabilities at March 31, 2022. The increase resulted from total deposit growth as noninterest-bearing deposits increased $13.5 million, while savings and interest-bearing demand deposits decreased $2.9 million and time deposits decreased $7.3 million.

Comparing the balance sheets at June 30, 2022, and June 30, 2021, total liabilities increased $378.5 million, or 40%, to $1.3 billion at June 30, 2022, compared to $935.9 million one year ago. The increase in total liabilities resulted from growth in deposits, which included both growth in deposits from the acquisition of Fincastle and from organic deposit growth over the last twelve months. Total deposits increased $381.8 million, or 42%, to $1.3 billion. Noninterest-bearing demand deposits increased $140.7 million, or 48%, savings and interest-bearing demand deposits increased $203.1 million, or 38%, and time deposits increased $38.0 million, or 40%. Subordinated debt decreased to $5.0 million at June 30, 2022, compared with $10.0 million one year ago, from the redemption of subordinated debt with an interest rate of 6.75%.

Total shareholders’ equity decreased $6.2 million in the second quarter to $100.3 million at June 30, 2022, compared to $106.6 million at March 31, 2022. A combined increase of common stock, surplus and retained earnings totaling $3.1 million was offset by a $9.3 million decrease in accumulated other comprehensive income, which resulted from the impact of changes in market rates on securities available for sale reported at market value. The Bank was considered well-capitalized at June 30, 2022.

Comparing the balance sheets at June 30, 2022, and June 30, 2021, total shareholders’ equity increased $11.6 million, or 13%, to $100.3 million in the second quarter of 2022, compared to $88.7 million one year ago. The increase resulted from a $27.8 million increase in common stock and surplus, and an $8.9 million, or 12%, increase in retained earnings, which were partially offset by a $25.1 million decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income resulted from the impact of changes in market rates on securities available for sale. The increase in common stock and surplus was primarily from the acquisition of Fincastle in the third quarter of 2021.

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle for an aggregate purchase price of $33.8 million of cash and stock (the “Merger”). Fincastle was merged with and into First Bank. The former Fincastle branches operated as The Bank of Fincastle, a division of First Bank, until their systems were converted on October 16, 2021. There were no merger expenses in the second quarter of 2022, compared to merger expenses totaling $20 thousand in the first quarter of 2022, and $277 thousand in the second quarter of 2021.

ACQUISITION OF THE SMARTBANK LOAN PORTFOLIO

On September 30, 2021, the Bank acquired $82.6 million of loans and certain branch assets from SmartBank related to their Richmond area branch, located in Glen Allen, Virginia. Additionally, an experienced team of bankers based out of the SmartBank location transitioned to become employees of First Bank in the fourth quarter of 2021. First Bank did not assume any deposit liabilities from SmartBank in connection with the transaction and SmartBank closed their branch operation on December 31, 2021. The Bank continued to operate its loan production office from the former branch location.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Income Statement
Interest income
Interest and fees on loans	$9,963	$9,496	$9,365	$9,215	$7,074
Interest on deposits in banks	251	70	64	79	37
Interest on federal funds sold	—	—	2	8	—
Interest on securities
Taxable interest	1,295	1,132	920	766	697
Tax-exempt interest	309	305	299	242	215
Dividends	21	21	23	21	22
Total interest income	$11,839	$11,024	$10,673	$10,331	$8,045
Interest expense
Interest on deposits	$413	$340	$355	$369	$328
Interest on subordinated debt	69	69	155	156	154
Interest on junior subordinated debt	67	67	68	68	68
Total interest expense	$549	$476	$578	$593	$550
Net interest income	$11,290	$10,548	$10,095	$9,738	$7,495
Provision for (recovery of) loan losses	400	—	350	—	(1,000)
Net interest income after provision for (recovery of) loan losses	$10,890	$10,548	$9,745	$9,738	$8,495
Noninterest income
Service charges on deposit accounts	$698	$609	$625	$547	$447
ATM and check card fees	797	750	894	753	682
Wealth management fees	760	803	716	696	657
Fees for other customer services	188	233	176	279	150
Brokered mortgage fees	58	94	123	155	157
Income from bank owned life insurance	131	144	152	161	100
Net gains on sale of loans held for sale	—	—	—	—	18
Other operating income	148	78	275	57	224
Total noninterest income	$2,780	$2,711	$2,961	$2,648	$2,435
Noninterest expense
Salaries and employee benefits	$5,086	$5,124	$5,099	$5,446	$3,693
Occupancy	545	572	510	500	399
Equipment	620	559	527	519	433
Marketing	223	151	179	243	138
Supplies	131	136	168	176	77
Legal and professional fees	381	333	731	586	483
ATM and check card expense	347	303	317	329	268
FDIC assessment	132	152	112	87	78
Bank franchise tax	238	216	172	153	172
Data processing expense	221	236	1,271	465	216
Amortization expense	5	5	4	5	5
Other real estate owned expense, net	41	28	12	14	—
Other operating expense	948	829	924	903	668
Total noninterest expense	$8,918	$8,644	$10,026	$9,426	$6,630
Income before income taxes	$4,752	$4,615	$2,680	$2,960	$4,300
Income tax expense	917	886	497	562	958
Net income	$3,835	$3,729	$2,183	$2,398	$3,342

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Common Share and Per Common Share Data
Earnings per common share, basic	$0.61	$0.60	$0.35	$0.39	$0.69
Weighted average shares, basic	6,250,329	6,238,973	6,226,838	6,220,456	4,868,901
Earnings per common share, diluted	$0.61	$0.60	$0.35	$0.38	$0.69
Weighted average shares, diluted	6,257,479	6,245,704	6,235,907	6,229,524	4,873,286
Shares outstanding at period end	6,252,147	6,249,784	6,228,176	6,226,418	4,870,459
Tangible book value at period end (4)	$15.54	$16.54	$18.28	$18.11	$18.21
Cash dividends	$0.14	$0.14	$0.12	$0.12	$0.12

Key Performance Ratios
Return on average assets	1.08%	1.06%	0.63%	0.71%	1.31%
Return on average equity	15.04%	13.40%	7.44%	8.64%	15.33%
Net interest margin	3.42%	3.19%	3.13%	3.06%	3.10%
Efficiency ratio (1)	62.69%	64.36%	64.69%	64.86%	63.65%

Average Balances
Average assets	$1,419,878	$1,430,524	$1,366,855	$1,337,247	$1,026,583
Average earning assets	1,334,976	1,352,311	1,289,977	1,272,969	976,842
Average shareholders’ equity	102,269	112,822	116,511	110,153	87,442

Asset Quality
Loan charge-offs	$107	$106	$185	$111	$1,085
Loan recoveries	81	224	111	80	64
Net charge-offs (recoveries)	26	(118)	74	31	1,021
Non-accrual loans	442	2,130	2,304	2,158	2,102
Other real estate owned, net	1,665	1,767	1,848	1,848	—
Nonperforming assets (3)	2,107	3,897	4,152	4,006	2,102
Loans 30 to 89 days past due, accruing	1,572	2,105	3,235	2,707	550
Loans over 90 days past due, accruing	91	52	—	7	5
Troubled debt restructurings, accruing	—	—	—	—	—
Special mention loans	—	—	—	—	—
Substandard loans, accruing	308	311	315	319	322

Capital Ratios (2)
Total capital	$131,624	$128,567	$125,934	$128,197	$95,856
Tier 1 capital	125,422	122,739	120,224	122,763	90,391
Common equity tier 1 capital	125,422	122,739	120,224	122,763	90,391
Total capital to risk-weighted assets	14.23%	14.44%	14.76%	14.42%	16.25%
Tier 1 capital to risk-weighted assets	13.56%	13.79%	14.09%	13.81%	15.32%
Common equity tier 1 capital to risk-weighted assets	13.56%	13.79%	14.09%	13.81%	15.32%
Leverage ratio	8.87%	8.61%	8.82%	9.22%	8.78%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Balance Sheet
Cash and due from banks	$19,886	$19,989	$18,725	$19,182	$13,913
Interest-bearing deposits in banks	104,529	129,801	157,281	95,459	114,334
Federal funds sold	—	—	—	80,589	—
Securities available for sale, at fair value	264,750	284,893	289,495	266,600	222,236
Securities held to maturity, at amortized cost	77,151	81,640	33,441	10,046	10,898
Restricted securities, at cost	1,908	1,908	1,813	1,813	1,631
Loans, net of allowance for loan losses	873,887	830,595	819,408	816,977	611,883
Other real estate owned, net	1,665	1,767	1,848	1,848	—
Premises and equipment, net	22,118	22,278	22,403	22,401	18,876
Accrued interest receivable	4,154	4,056	3,903	3,823	2,662
Bank owned life insurance	24,569	24,438	24,294	24,141	18,128
Goodwill	3,030	3,030	3,030	4,011	—
Core deposit intangibles, net	145	150	154	159	—
Other assets	16,898	13,117	13,641	8,740	10,032
Total assets	$1,414,690	$1,417,662	$1,389,436	$1,355,789	$1,024,593

Noninterest-bearing demand deposits	$431,292	$417,776	$413,188	$411,527	$290,571
Savings and interest-bearing demand deposits	731,125	734,051	689,998	652,624	528,002
Time deposits	133,733	141,065	145,566	148,419	95,732
Total deposits	$1,296,150	$1,292,892	$1,248,752	$1,212,570	$914,305
Subordinated debt, net	4,994	4,994	9,993	9,993	9,992
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	3,952	3,934	4,373	7,041	2,335
Total liabilities	$1,314,375	$1,311,099	$1,272,397	$1,238,883	$935,911

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,815	7,812	7,785	7,783	6,088
Surplus	32,398	32,298	31,966	31,889	6,295
Retained earnings	82,804	79,845	76,990	75,554	73,901
Accumulated other comprehensive (loss) income, net	(22,702)	(13,392)	298	1,680	2,398
Total shareholders’ equity	$100,315	$106,563	$117,039	$116,906	$88,682
Total liabilities and shareholders’ equity	$1,414,690	$1,417,662	$1,389,436	$1,355,789	$1,024,593

Loan Data
Mortgage real estate loans:
Construction and land development	$49,118	$49,308	$55,721	$45,120	$25,035
Secured by farmland	3,169	3,555	3,708	3,748	495
Secured by 1-4 family residential	312,082	290,408	291,990	294,216	235,158
Other real estate loans	397,868	380,635	361,213	358,895	244,960
Loans to farmers (except those secured by real estate)	769	937	985	857	232
Commercial and industrial loans (except those secured by real estate)	108,780	102,745	98,820	104,807	102,734
Consumer installment loans	4,230	4,602	4,963	6,577	5,179
Deposit overdrafts	292	205	175	172	174
All other loans	3,781	4,028	7,543	8,019	3,381
Total loans	$880,089	$836,423	$825,118	$822,411	$617,348
Allowance for loan losses	(6,202)	(5,828)	(5,710)	(5,434)	(5,465)
Loans, net	$873,887	$830,595	$819,408	$816,977	$611,883

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Reconciliation of Tax-Equivalent Net Interest Income (1)
GAAP measures:
Interest income – loans	$9,963	$9,496	$9,365	$9,215	$7,074
Interest income – investments and other	1,876	1,528	1,308	1,116	971
Interest expense – deposits	(413)	(340)	(355)	(369)	(328)
Interest expense – subordinated debt	(69)	(69)	(155)	(156)	(154)
Interest expense – junior subordinated debt	(67)	(67)	(68)	(68)	(68)
Total net interest income	$11,290	$10,548	$10,095	$9,738	$7,495
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$8	$8	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	82	81	80	64	57
Total tax benefit realized on non-taxable interest income	$82	$89	$88	$72	$65
Total tax-equivalent net interest income	$11,372	$10,637	$10,183	$9,810	$7,560

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Income Statement
Interest income
Interest and fees on loans	$19,459	$14,217
Interest on deposits in banks	321	70
Interest on securities
Taxable interest	2,427	1,414
Tax-exempt interest	614	395
Dividends	42	44
Total interest income	$22,863	$16,140
Interest expense
Interest on deposits	$753	$691
Interest on subordinated debt	138	308
Interest on junior subordinated debt	134	134
Total interest expense	$1,025	$1,133
Net interest income	$21,838	$15,007
Provision for (recovery of) loan losses	400	(1,000)
Net interest income after provision for (recovery of) loan losses	$21,438	$16,007
Noninterest income
Service charges on deposit accounts	$1,307	$889
ATM and check card fees	1,547	1,283
Wealth management fees	1,563	1,300
Fees for other customer services	421	331
Brokered mortgage fees	152	262
Income from bank owned life insurance	275	213
Net gains on securities available for sale	—	37
Net gains on sale of loans	—	25
Other operating income	226	238
Total noninterest income	$5,491	$4,578
Noninterest expense
Salaries and employee benefits	$10,210	$7,248
Occupancy	1,117	846
Equipment	1,179	864
Marketing	374	244
Supplies	267	165
Legal and professional fees	714	1,220
ATM and check card expense	650	499
FDIC assessment	284	147
Bank franchise tax	454	340
Data processing expense	457	420
Amortization expense	9	19
Other real estate owned expense, net	69	—
Net losses on disposal of premises and equipment	2	—
Other operating expense	1,776	1,268
Total noninterest expense	$17,562	$13,280
Income before income taxes	$9,367	$7,305
Income tax expense	1,803	1,527
Net income	$7,564	$5,778

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Common Share and Per Common Share Data
Net income, basic	$1.21	$1.19
Weighted average shares, basic	6,244,682	4,866,376
Net income, diluted	$1.21	$1.19
Weighted average shares, diluted	6,250,674	4,872,706
Shares outstanding at period end	6,252,147	4,870,459
Tangible book value at period end	$15.54	$18.21
Cash dividends	$0.28	$0.24

Key Performance Ratios
Return on average assets	1.07%	1.15%
Return on average equity	14.16%	13.44%
Net interest margin	3.39%	3.19%
Efficiency ratio (1)	63.50%	64.09%

Average Balances
Average assets	$1,425,581	$1,009,630
Average earning assets	1,310,977	957,176
Average shareholders’ equity	107,686	86,668

Asset Quality
Loan charge-offs	$213	$1,151
Loan recoveries	305	131
Net charge-offs (recoveries)	(92)	1,020

Reconciliation of Tax-Equivalent Net Interest Income (1)
GAAP measures:
Interest income – loans	$19,459	$14,217
Interest income – investments and other	3,404	1,923
Interest expense – deposits	(753)	(691)
Interest expense – subordinated debt	(138)	(308)
Interest expense – junior subordinated debt	(134)	(134)
Total net interest income	$21,838	$15,007
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$16
Tax benefit realized on non-taxable interest income – municipal securities	163	105
Total tax benefit realized on non-taxable interest income	$171	$121
Total tax-equivalent net interest income	$22,009	$15,128

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned, net of selling costs.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity.